Exhibit 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT

(DALE WILLIAMS)

This AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT OF DALE WILLIAMS (the “Amendment”) is effective as of the date executed below.

WHEREAS, Tempur-Pedic International, Inc., and Tempur World, LLC (the “Company”) entered into an Amended and Restated Employment and Non-Competition Agreement (the “Employment Agreement”) with Mr. Dale Williams effective March 5, 2008 (both the “Parties”);

WHEREAS, in conjunction with an evaluation of obligations and entitlements under the Employment Agreement, the Company and Mr. Williams determined that the Employment Agreement was somewhat ambiguous as to the precise dates upon which various severance and separation compensations described in Section 3.2 thereof would be paid upon Mr. Williams’ separation from service with the Company;

WHEREAS, the Parties to the Employment Agreement determined that an amendment thereto would be appropriate to clarify the time at which separation compensations would be provided and to ensure compliance with Internal Revenue Code Section 409A;

WHEREAS, the Parties also determined that revision of Section 6.8 and several other sections would also be appropriate to better state the Parties’ understandings and Section 409A compliance;

WHEREAS, the Employment Agreement provides that the Parties agree pursuant to Section 6.3 that the Employment Agreement may be amended at any time by mutual agreement;

NOW, THEREFORE, the Parties hereto agree to amend the Employment Agreement pursuant to Sections 6.3 as follows:

1.	The following is added to Section 3.1(b)

“If the Company fails to cure or rectify the grounds for such Good Reason termination set forth in the notice provided above within thirty (30) days of receipt of such notice, then Employee may terminate his employment under this Section 3.1 (b) any time within 30 days after such failure.”

2.	The following is added to the end of Section 3.2(a)

“In addition, if Employee’s employment is terminated pursuant to Section 3.1(a), the Company will provide you with outplacement services from a vendor selected by the Company, so long as the total cost for the services does not exceed $15,000.

3.	The following is added as new Section 3.2(c):

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“(c) The release and waiver described in Sections 3.2(a) and (b) shall be delivered to the Employee on or before the fourteenth (14th) day following separation from employment with the Company. Further and notwithstanding the foregoing provisions of this Section 3.2, if the release and waiver described in, and required by, Section 3.2(a) and 3.2(b), as applicable, has not been executed, delivered and become irrevocable on or before the end of the sixty (60)-day period following Employee’s termination of employment with the Company, no payments due pursuant to Section 3.2(a) or (b), as applicable, shall be, or shall become, payable. Further, to the extent that (A) such termination of employment occurs within 60 days of the end of any calendar year, and (B) any of such payments and severance benefits constitute “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code, any payment of any amount, or provision of any benefit, otherwise scheduled to occur prior to the 60th day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release and waiver as set forth herein, shall be made (or commence being made) on the later of January 15th of the next calendar year following termination of employment or the date such release and waiver is delivered and has become irrevocable, after which any remaining payments and severance benefits shall thereafter be provided to Employee without interest according to the applicable schedule set forth herein.”

3.	The following shall replace Section 6.8, Tax Compliance:

6.8.	Tax Compliance.

(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Internal Revenue Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon the Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 – A-6.

(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of this 30th day of July, 2015.

The Company		Employee
TEMPUR SEALY INTERNATIONAL, INC. AND TEMPUR WORLD, LLC

By:	/s/ Brad Patrick	/s/ Dale Williams
	Brad Patrick, Executive Vice President and Chief Human Resources Officer	Dale Williams

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